Exhibit 8.1
List of Subsidiaries
As of the date of this annual report, the following are the subsidiaries of Inter&Co, Inc and Banco Inter S.A.:

Subsidiary of Inter&Co, Inc	Jurisdiction of Incorporation	Business Name

Inter Holding Financeira S.A.	Brazil	Inter Holding Financeira
Banco Inter S.A.	Brazil	Banco Inter
Inter&Co Participações Ltda	Brazil	Inter&Co Participações
Mil Partipações e Locação S.A.	Brazil	n/a
Inter US Holding, Inc	United States	Inter US Holding
Inter US Finance LCC	United States	Inter US Finance
Inter US Management LLC	United States	Inter US Management
Inter Securities LLC	United States	Inter&Co Securities
Inter Advisors LLC	United States	Inter Advisors
INTRGLOBALEU Serviços Administrativos, LDA	Portugal	n/a
Inter Marketplace Intermediação de Negócios e Serviços Ltda.	Brazil	Inter Shop
Inter&Co Solutions Ltda.	Brazil	Inter&Co Solutions
Inter Food Ltda.	Brazil	Inter Food
Inter Café Ltda.	Brazil	Inter Café
Inter Boutiques Ltda.	Brazil	Inter Store
Inter Viagens e Entretenimento Ltda.	Brazil	Inter Viagens
Inter Conectividade Ltda.	Brazil	Inter Conectividade
Inter Digital Assets - Sociedade Prestadora de Serviços de Ativos Virtuais Ltda.	Brazil	Inter Digital Assets

Subsidiary of Banco Inter S.A.	Jurisdiction of Incorporation	Business Name

Inter Distribuidora de Títulos e Valores Mobiliários Ltda.	Brazil	Inter DTVM
Acerto Cobrança e Informações Cadastrais S.A.	Brazil	Acerto
Inter Asset Gestão de Recursos Ltda	Brazil	Inter Asset
Inter Digital Corretora e Consultoria de Seguros S.A.	Brazil	Inter Seguros
Inter Pag Instituição de Pagamento S.A.	Brazil	Inter Pag
Inter&Co Payments Inc.	Brazil	Inter&Co Payments
Inter&Co Tecnologia e Serviços Financeiros Ltda.	Brazil	Inter&Co Tecnologia e Serviços Financeiros
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